Exhibit 4.15

THE ANGHAMI INC. LONG-TERM INCENTIVE PLAN

THE ANGHAMI INC. LONG-TERM INCENTIVE PLAN

THE ANGHAMI INC. LONG-TERM INCENTIVE PLAN

PART A: MAKING AWARDS

1.	ELIGIBILITY

1.1	An Award may only be granted to a Participant.

2.	grant process

2.1	An Award shall be granted by the Company executing a deed.

2.2	No monetary consideration shall be payable for the grant of an Award.

3.	FORM OF AWARDS

3.1	The Committee shall specify on or before the Award Date whether an Award is a Performance Share Award, a Restricted Stock Award or a Market Value Stock Option.

3.2	A Performance Share Award and/or a Restricted Stock Award may take the form of:

3.2.1	a Nil-Cost Option Award; and/or

3.2.2	a Contingent Share Award.

3.3	The Committee shall specify the form which any Performance Share Award and/or Restricted Stock Award shall take but, if it fails to do so, the default position shall be that each relevant Award shall be a Contingent Share Award.

3.4	An Award may, alternatively, be granted on the basis that it will be settled in accordance with Rule 4 of Part C.

4.	GRANT OF AWARDS

4.1	The Committee may, in its absolute discretion, determine which Participants (if any) will be selected for the grant of an Award. The Committee may consider recommendations made by the executive directors of the Company as to which Participants should be selected. Awards may then be granted to selected Participants at any time.

4.2	No Award may be made in breach of any Dealing Restriction.

4.3	No Award may be made after February 3, 2032.

5.	Performance Targets

5.1	When an Award is made, the Committee shall determine whether, subject to Rule 5.2 of this Part A, the Vesting of all or part of the Award shall be subject to a Performance Target.

5.2	All Performance Share Awards must be granted subject to a Performance Target.

5.3	The terms of the Performance Target applying to any Award shall be set out in the deed of grant.

5.4	The Committee reserves the discretion to reduce the number of Award Shares which would otherwise Vest as a result of the formulaic outcome of any Performance Target. Notwithstanding the extent to which any Performance Target is satisfied, the number of Vested Award Shares may be reduced by the Committee to ensure that the number of Vested Award Shares is reflective of the underlying business performance of the Group, a Subsidiary or division(s) and/or wider circumstances. Where the Committee exercises its discretion under this Rule 5.4 of Part A no individual shall have any right of appeal or cause of action in relation to the exercise of that discretion.

5.5	The Committee may amend a Performance Target if an event occurs which causes the Committee to consider it appropriate to do so. The amended Performance Target shall not be materially more or less demanding to satisfy than the original Performance Target was when first set and must be a fairer measure of performance than the original Performance Target.

5.6	If, before the end of the Performance Period, the Award Vests pursuant to any of Rules 3.1, 3.2 or 3.6 of Part C, the Committee shall determine whether and to what extent any Performance Target shall then be deemed to be satisfied.

5.7	If an Award Vests before the Normal Vesting Date because the Awardholder Leaves the Committee shall determine whether and to what extent a Performance Target shall then be deemed to be satisfied.

6.	dividend equivalents

6.1	The Committee shall determine on or before the Award Date whether a Dividend Equivalent shall apply to any Award.

6.2	If a Dividend Equivalent applies then, subject to Rule 6.3 of this Part A, the Awardholder shall be entitled to receive a number of Shares calculated in accordance with Rule 6.4 of this Part A when the relevant Award is settled.

6.3	The Committee may decide that the Dividend Equivalent shall be delivered as a cash payment.

6.4	Subject to Rule 6.5 of this Part A, the number of Shares referred to in Rule 6.2 of this Part A or the cash payment referred to in Rule 6.3 of this Part A (as applicable) shall have a value equal to the aggregate dividends on or after the Award Date and prior to:

6.4.1	the date of Vesting; or

6.4.2	if the Award is a Nil-Cost Option Award or Market Value Stock Option in respect of which a Post-Vesting Holding Period applies, the earlier of:

(i)	the expiry of the Post-Vesting Holding Period; and

(ii)	the date of the exercise of the Nil-Cost Option Award or Market Value Stock Option (as appropriate)

on the number of Shares in respect of which the relevant Award Vests. If the Dividend Equivalent is to be provided in Shares the calculation of the number of Shares to be so received by the Awardholder may assume the re-investment of dividends. In no circumstances shall any compensation of any form be awarded in respect of any dividends with a record date which occurred prior to the Award Date or after the relevant date for the purposes of Rule 6.4.1 or Rule 6.4.2 of this Part A (as applicable).

6.5	The Committee may determine that the value of any special dividend (or the amount of any other dividend) shall be excluded from any Dividend Equivalent.

6.6	The settlement of a Dividend Equivalent shall be subject to Rule 5 of Part C.

7.	DILUTION LIMITS

7.1	The aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan shall be equal to 1,288,000 Shares, which is approximately equal to 5% of the total issued share capital of the Company in issue on the date of adoption of the Plan.

7.2	If any Shares subject to an Award are forfeited or expire, are converted to shares of another person in connection with a recapitalisation, reorganisation, merger, consolidation, split-up, spin-off, combination, exchange of shares or other similar event, or such Award is settled for cash (in whole or in part), the Shares subject to such Award shall, to the extent of such forfeiture, expiration, conversion or cash settlement, again be available for future grants of Awards under the Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the Shares available for issuance under the Plan.

7.3	The Committee may make such adjustments as it sees fit to how it assesses compliance with Rule 7.1 of this Part A in the event of any variation in the share capital of the Company.

7.4	If an Award is purported to be granted in breach of the limit in Rule 7.1 of this Part A it shall be limited and will take effect in such manner as the Committee may determine to be consistent with the relevant Rule (which, for the avoidance of doubt, may involve the Committee reducing the number of Shares under the Award (including to nil)).

8.	POST-VESTING HOLDING PERIODS

8.1	On or before the grant of an Award, the Committee shall determine whether the Award shall be subject to a Post-Vesting Holding Period. If so, and to the extent that the Committee considers it appropriate, the Committee shall also determine the basis upon which the Post-Vesting Holding Period will operate. Notwithstanding any other provision of this Plan, the Committee may, unless doing so would cause an Award to a US Participant to be in violation of Section 409A, make the Vesting and/or exercise of an Award subject to the Awardholder complying with any requirements the Committee may impose in order to give effect to the imposition, operation and/or intention of the Post-Vesting Holding Period.

8.2	If an Award is subject to a Post-Vesting Holding Period the Committee shall, subject to Rule 7 of Part C, be empowered consistent with Rule 3 of Part E to interpret the Rules and/or make regulations etc. to give effect to the imposition, operation and/or intention of the Post-Vesting Holding Period.

9.	INDIVIDUAL LIMIT

The aggregate market value (as determined by the Committee at or prior to the Award Date) of Shares in respect of which Awards are made to a Participant in any Financial Year shall not be greater than 200 per cent of the Participant ’s annual base salary at the Award Date.

10.	COMMUNICATION of DETAILS OF AWARDS

10.1	As soon as practicable after an Award has been made the Company shall provide to the Awardholder (in hard copy, by e-mail or in such other electronic format as it sees fit) the following details:

10.1.1	the type of Award;

10.1.2	the Award Date;

10.1.3	the number of Award Shares;

10.1.4	the Option Price (if any);

10.1.5	the applicable Performance Target (if any);

10.1.6	the Normal Vesting Date(s);

10.1.7	whether a Dividend Equivalent will apply;

10.1.8	whether a Post-Vesting Holding Period applies and, if so, such details (if any) as to the terms of the Post-Vesting Holding Period as the Committee sees fit;

10.1.9	that it is a condition of the Award that the Awardholder indemnifies the Company and (if different) the Awardholder’s Employer in respect of any Award Tax Liability; and

10.1.10	in the case of a Nil-Cost Option Award or Market Value Stock Option, the last date on which it may be exercised.

11.	Acceptance of aN Award

The Committee may require the Awardholder to accept the grant of an Award on such basis as it sees fit. For the avoidance of doubt, this means that the Committee may provide for the lapse of an Award if the Awardholder fails to accept the grant of the Award on any terms so specified by the Committee.

THE ANGHAMI INC. LONG-TERM INCENTIVE PLAN

PART B: IMPACT OF LEAVING

1.	IMPACT OF LEAVING

1.1	Subject to Rules 1.2 to 1.5 of this Part B (inclusive), and the additional Rules set forth in Part D with respect to US Participants, if an Awardholder Leaves for any reason then any Award held by him shall lapse when he Leaves.

1.2	If an Awardholder Leaves by reason of:

1.2.1	death;

1.2.2	ill-health, injury or disability evidenced to the satisfaction of the Committee;

1.2.3	redundancy within the meaning of the Employment Rights Act 1996 or overseas equivalent;

1.2.4	his office, employment or service being with either a company which ceases to be a member of the Group or relating to a business or part of a business which is transferred to a person who is not a member of the Group;

1.2.5	retirement with the agreement of the Awardholder’s Employer; or

1.2.6	for any other reason, if the Committee so decides,

then, subject to Rule 1.3 of this Part B and Rules 1.3, 3 and 5 of Part C, his Award shall Vest on the Normal Vesting Date subject to, unless the Committee determines otherwise, a Time Pro-Rata Reduction and, if it has been granted as a Nil-Cost Option Award or Market Value Stock Option, it may be exercised within 12 months of Vesting and it shall lapse at the end of that period to the extent that it has not been exercised.

1.3	If an Awardholder Leaves by reason of any of the circumstances set out in Rules 1.2.1 to 1.2.6 of this Part B (inclusive) the Committee may determine that, subject to Rules 1.3, 3 and 5 of Part C, his Award shall Vest when he Leaves or on such other date after the date of Leaving but before the Normal Vesting Date as the Committee may determine in accordance with Rule 1.4 of this Part B. If the Award has been granted as a Nil-Cost Option Award or Market Value Stock Option it may be exercised within 12 months of Vesting and it shall lapse at the end of that period to the extent that it has not been exercised.

1.4	If an Award Vests in accordance with Rule 1.3 of this Part B the number of Vested Award Shares shall be calculated taking into account Rule 5.7 of Part A and, unless the Committee determines otherwise, subject to a Time Pro-Rata Reduction.

1.5	If an Awardholder Leaves by reason of any of the circumstances set out in Rules 1.2.1 to 1.2.6 of this Part B (inclusive) after the Vesting of an Award granted as a Nil-Cost Option Award or Market Value Stock Option, and that Nil-Cost Option Award or Market Value Stock Option has not been exercised on the date he Leaves, it may be exercised at any time within 12 months of Leaving (subject always to Rules 1.2, 1.3, 3 and 5 of Part C and, with respect to US Participants, the additional Rules of Part D) and it shall lapse at the end of that period to the extent that it has not been exercised.

THE ANGHAMI INC. LONG-TERM INCENTIVE PLAN

PART C: GENERAL PROVISIONS

1.	VESTING AND EXERCISE OF AWARDS

1.1	Subject to Rule 1.3 of this Part C, an Award will Vest (in whole or in part) on the Normal Vesting Date except where earlier Vesting occurs pursuant to Rule 1.3 of Part B, Rule 3 of this Part C, or Rule 3.1 of Part D.

1.2	An Award granted as a Nil-Cost Option Award or Market Value Stock Option may, subject to Rules 1.3 and 5 of this Part C, be exercised on or after the date of Vesting up to and including the day before the tenth anniversary of the Award Date (or such earlier date as the Committee may specify on grant) subject to it lapsing earlier under any other Rule of this Plan.

1.3	An Award may not Vest or be exercised, nor may any Vested Award Shares be issued or transferred to or to the order of the Awardholder following the Vesting or exercise of an Award, if such Vesting, exercise, issue or transfer is prevented by a Dealing Restriction. If any Vesting, exercise, issue or transfer is prevented by any Dealing Restriction the relevant event will be delayed until the Dealing Restriction no longer applies.

1.4	Subject to Rules 1.3 and 5 of this Part C, the Company shall issue, transfer, or procure the issue or transfer, to (or to the order of) the Awardholder the Vested Award Shares in respect of which a Nil-Cost Option Award or Market Value Stock Option is exercised or in respect of which a Contingent Share Award Vests within 30 days of the date of exercise or Vesting (as applicable), except to the extent that the Committee determines that Shares will be issued or transferred to the Awardholder following the Post-Vesting Holding Period. Notwithstanding the foregoing, for United States tax purposes, the Awardholder’s income inclusion event upon the exercise of a Nonqualified Stock Option will be the date on which such Awardholder exercises such option and nothing in this Rule 1.4 of Part C is intended to alter that treatment for United States tax purposes.

1.5	To exercise a Nil-Cost Option Award or Market Value Stock Option, the Awardholder shall serve a notice on the Company which:

1.5.1	specifies the number of Award Shares over which the Award is exercised on that occasion, which shall not exceed the number of Vested Award Shares;

1.5.2	is accompanied by the payment of the Option Price (if any) or, if the Committee so permits (and, with respect to a US Awardholder, without violating Section 409A), an undertaking to pay that amount; and

1.5.3	is otherwise in such form as the Committee may from time to time determine and notify to the Awardholder.

For the avoidance of doubt, any notice so provided by an Awardholder may be submitted in an electronic format.

1.6	As soon as reasonably practicable after the issue or transfer of any Shares upon the exercise or Vesting of an Award the Company shall procure:

1.6.1	the issue of a definitive share certificate or such acknowledgement of shareholding as is prescribed from time to time for the Shares issued or transferred to the Awardholder; and

1.6.2	if Shares are to be issued and, on the date of issue, Shares of the same class are listed on the official list of the SEC, that any Shares so issued are admitted thereto.

1.7	If any Award Shares do not become Vested Award Shares in consequence of a Performance Target not being satisfied in full the Award shall lapse in respect of such unvested Award Shares.

1.8	Subject to the operation of any Post-Vesting Holding Period and Rule 5 of this Part C, if the Awardholder requests, some or all of the Shares he acquires pursuant to an Award may be issued or transferred to a nominee of the Awardholder, provided that beneficial ownership of the Shares vests in the Awardholder.

2.	RECOVERY AND WITHHOLDING PROVISIONS

2.1	Notwithstanding any other Rule of the Plan, if circumstances occur which in the reasonable opinion of the Committee justify such determination, the Committee may, prior to the second anniversary of the date on which an Award Vests or, if later, the fifth anniversary of the Date of Grant, determine (acting fairly and reasonably having taken into account the scale of loss or damage to the Company or the extent of the risk taken by the Company) to take one or more of the following actions in relation to any one or more Awardholders:

2.1.1	reduce (including to nil) the number of Shares in respect of which any future Award is granted to an Awardholder;

2.1.2	reduce (including to nil) the number of Shares and/or Dividend Equivalents under an unvested Award or under a Vested but unexercised Nil-Cost Option or Market Value Stock Option held by an Awardholder, by such number as the Committee considers appropriate in the circumstances; or

2.1.3	in relation to a Vested Award or exercised Nil-Cost Option or Market Value Stock Option require an Awardholder to pay to the Company or such other person as the Company may direct within 30 days of a written demand from the Company such number of Shares or such monetary amount with a value to be determined in the Committee’s absolute discretion provided such value on the date of demand is no greater than the value of the Vested Award Shares and Dividend Equivalents under the Award at the Vesting Date, less any amount paid by or in respect of the Awardholder in respect of an Award Tax Liability incurred as a result of the Vesting of the relevant Award (except to the extent the Awardholder is able to recover amounts paid in respect of such Award Tax Liability).

2.2	The circumstances in which the Committee may consider that it is appropriate to exercise its discretion under Rule 2.1 of Part C may, without limitation, include the following:

2.2.1	a material financial misstatement of the Company’s audited financial accounts (other than as a result of a change in accounting practice);

2.2.2	the Misconduct of an Awardholder;

2.2.3	conduct or behaviour by the Awardholder that, following an investigation, is reasonably considered by the Committee to constitute a breach of the Company’s values as stipulated by the Company’s code of conduct in force from time to time;

2.2.4	the member of the Group that employs or employed (or appointed or engaged, as applicable) the Awardholder, or for which the Awardholder is responsible, having suffered a material corporate failure or a failure of risk management; and

2.2.5	evidence that an Award was granted or Vested based on erroneous or misleading data.

2.3	If the Committee exercises its discretion under this Rule 2 of Part C, it will confirm this in writing to each affected Awardholder.

2.4	For the purposes of these Rules, if the Committee exercises its discretion under Rule 2.1.2 of Part C before an Award vests:

2.4.1	the Award will be deemed to have been granted with respect to the reduced number of Shares; and

2.4.2	any subsequent Vesting of the Award will be determined by reference to this reduced number of Shares, save that if the number of Shares is reduced to nil, the Award will be treated as if it had never been granted and such Awardholder (including an Awardholder Leaves the Company before the Vesting Date) will have no rights to any cash amount, Dividend Equivalents or Shares.

2.5	By accepting an Award, an Awardholder will be bound by this Rule 2 of Part C notwithstanding that it may only be applicable after the issue or transfer of Shares under these Rules.

3.	corporate events

3.1	Subject to Rules 3.5 and 3.6 of this Part C, all Awards will Vest on a Takeover to the extent set out in Rule 3.3 of this Part C.

3.2	If the Company is or may be affected by a demerger, delisting, special dividend or other event which, in the opinion of the Committee, would affect the market price of a Share to a material extent, the Committee may allow Awards to Vest at such time as it sees fit to the extent set out in Rule 3.3 of this Part C or, alternatively, determine that Rule 3.5 of this Part C shall apply.

3.3	If an Award Vests in accordance with any of Rules 3.1, 3.2 or 3.6 of this Part C then the number of Vested Award Shares shall be calculated taking into account Rule 5.6 of Part A and subject, unless the Committee determines otherwise, to a Time Pro-Rata Reduction.

3.4	An Award granted as a Nil-Cost Option Award or Market Value Stock Option may be exercised in respect of Vested Award Shares within one month of Vesting in accordance with either of Rules 3.1 or 3.2 of this Part C or during such period as the Committee may determine under Rule 3.6 of this Part C and shall (regardless of any other provision of this Plan) lapse at the end of that period to the extent it has not been exercised or, if earlier, its natural expiration date.

3.5	If there is an Internal Reorganisation, a Takeover or an event falling within Rule 3.2 of this Part C and Awardholders are invited to accept an Exchange of Awards, or the Committee determines that there will be an automatic Exchange of Awards, Awards shall not Vest as a result of the Internal Reorganisation, Takeover or other event and at the end of the period in which Awardholders may accept such an invitation or upon an automatic Exchange of Awards (as applicable) the Awards shall lapse in full.

3.6	If, in the reasonable opinion of the Committee, a Takeover is likely to occur, then the Committee may determine that any Award(s) will Vest to the extent set out in Rule 3.3 of this Part C on such date shortly before the Takeover as it sees fit and, in the case of a Nil-Cost Option Award or Market Value Stock Option, the Committee shall also determine the period during which such Awards may be exercised if it determines that such earlier Vesting would be advantageous to the Awardholder or any member of the Group.

4.	cash awards

4.1	The Committee may, if it sees fit, settle any Award by making a cash payment to the Awardholder equal to the market value (as determined by the Committee) of the Shares in respect of which it Vests (in the case of a Contingent Share Award) or is exercised (in case of a Nil-Cost Option Award or Market Value Stock Option), less the amount of any Option Price.

4.2	The Company may settle any right to a cash payment under this Rule 4 of Part C by issuing or transferring, or procuring the issue or transfer of, Shares to the Awardholder of an equivalent value.

4.3	The Rules of this Plan will apply to any Award subject to this Rule 4 of Part C and the Committee shall interpret the Rules accordingly.

4.4	This Rule 4 of Part C shall not apply to an Award if its application would cause any adverse issues for any member of the Group or an Awardholder. Such adverse issues may relate, but shall not be limited to, securities law, exchange control, tax or social security.

5.	Recovery of Award Tax Liability AND RELATED MATTERS

5.1	It shall be a condition of every Award that the Awardholder indemnifies the Company and (if different) the Awardholder’s Employer against any Award Tax Liability and that, if required by the Committee, he shall enter into such tax election as the Committee may reasonably determine.

5.2	The Awardholder authorises the Company to sell or procure the sale of sufficient Shares on or following the Vesting or exercise of any Award on his behalf to ensure that the Awardholder’s Employer receives the amount required to discharge the Award Tax Liability which arises on Vesting or exercise of the relevant Award, except to the extent that the Committee decides that all or part of the Award Tax Liability shall be funded in a different manner.

5.3	If, on any occasion, an Award Tax Liability arises in relation to a payment of cash pursuant to an Award the Awardholder authorises the Company to withhold from that payment an amount not exceeding the Award Tax Liability (or to procure the withholding of such amount).

6.	Variation of Share Capital

The number of Award Shares subject to an Award and the Option Price (if any) may be adjusted in such manner as the Committee sees fit in the event of a demerger or payment of a special dividend or similar event that would otherwise materially affect the value of an Award, or if there is any variation in the share capital of the Company.

7.	Alteration of the Plan

7.1	Subject to Rule 7.2 and Rule 7.3 of this Part C, the Committee may alter or amend any of the provisions of the Plan in any respect.

7.2	No alteration or amendment may be made to any of the provisions of the Plan if it would adversely affect the rights of an existing Awardholder, except where the alteration or amendment has been approved by the Awardholder who would be adversely affected by the alteration or amendment.

7.3	All alterations and amendments to the Plan are subject to any approvals required pursuant to the rules of the applicable stock exchange or any listing, regulatory or governmental authority and taking into account any exemptions provided by such rules.

8.	Service of Documents

8.1	Except as otherwise provided in this Plan, any notice or document to be given by, or on behalf of, the Company or any administrator of this Plan to any Participant or Awardholder in accordance or in connection with this Plan may be given in such electronic format as the Company decides and communicates to the Participant or Awardholder or by hand or sent by pre-paid first class post (airmail if overseas), facsimile transmission or email to the Participant’s or Awardholder’s home or work address, facsimile number or email address last known to the Company to be the Participant or Awardholder’s address, facsimile number or email address. Subject to Rule 8.4 of this Part C, any notice or document given in accordance with this Rule 8.1 of Part C shall be deemed to have been given:

8.1.1	if delivered in electronic format (other than email), at such time as the Committee determines;

8.1.2	upon delivery, if delivered by hand;

8.1.3	after 24 hours, if sent by post;

8.1.4	after 4 hours, if sent by facsimile transmission; and

8.1.5	at the time of transmission, if sent by email SAVE THAT a notice or document shall not be duly given by email unless that person is known by his employer to have personal access during his normal business hours to information sent to him by email.

8.2	Any notice or document so sent to a Participant or Awardholder shall be deemed to have been duly given notwithstanding that such person is then deceased (and whether or not the Company or any administrator of the Plan (as applicable) has notice of his death) except where his Personal Representatives have supplied the Company or any administrator of the Plan (as applicable) an alternative address to which documents are to be sent.

8.3	Any notice or document to be submitted or given to the Company or any administrator of this Plan in accordance or in connection with this Plan may be given in such electronic format as the Company or administrator (as applicable) allows, by hand or sent by pre-paid first class post (airmail if overseas), facsimile transmission or email but shall not in any event be duly given unless it is actually received by such individual as may from time to time be nominated by the Company or administrator (as applicable) and whose name and address, facsimile number, email address or other relevant contact details are notified to the Participant or Awardholder (as applicable).

8.4	For the purposes of this Plan, an email shall be treated as not having been duly sent or received if the recipient of such email notifies the sender that it has not been opened because it contains, or is accompanied by a warning or caution that it could contain or be subject to, a virus or other computer programme which could alter, damage or interfere with any computer software or email.

8.5	By participating in this Plan, the Awardholder agrees that the Company and any administrator of the Plan may treat the electronic submission of any document, instruction or other communication as being equivalent to having received a signed hard copy of the relevant document, instruction or other communication from him, including in relation to (without limitation) the Vesting or exercise of an Award or the sale of some or all of the Vested Award Shares acquired on the Vesting or exercise of an Award.

8.6	For the avoidance of doubt, notices and documents may be treated as given in electronic format if submitted via any website operated by the Company or any administrator of the Plan for the purposes of communicating and administering the Plan.

9.	Third Party Rights

9.1	Except as otherwise expressly stated to the contrary, neither this Plan nor the making of any Award shall have the effect of giving any third party any rights under this Plan pursuant to the Contracts (Rights of Third Parties) Act 1999 and that Act shall not apply to this Plan or to the terms of any Award under it.

10.	Rights Attaching to Shares

10.1	The issue or transfer of any Shares under this Plan shall be subject to the Company’s articles of association and to any necessary consents of any governmental or other authorities (whether in the United Kingdom or otherwise) under any enactments or regulations from time to time in force.

10.2	The Awardholder shall comply with any requirements to be fulfilled in order to obtain or obviate the necessity of any such consent.

10.3	All Shares issued or transferred under this Plan shall rank equally in all respects with the Shares then in issue, except for any rights attaching to such Shares by reference to a record date prior to the date of such allotment or transfer.

11.	Relationship with Contract of Employment OR SERVICE

11.1	The making of an Award shall not form part of the Awardholder’s entitlement to remuneration or benefits pursuant to his contract of employment or service and benefits under this Plan shall not be pensionable.

11.2	The rights and obligations of an Awardholder under the terms of his contract of employment or service with the Company or any present or past Subsidiary shall not be affected by the making of an Award or his participation in this Plan.

11.3	The existence of a contract of employment or service between the Awardholder and the Company or any present or past Subsidiary does not give the Awardholder any right or entitlement to have an Award made to him at any time in respect of any number of Shares or cash amount, nor any expectation that an Award might be made to him, whether subject to any conditions or at all.

11.4	Neither the existence of this Plan nor the fact that an individual has on any occasion been granted an Award shall give such individual any right, entitlement or expectation that he has or will in future have any such right, entitlement or expectation to participate in this Plan by being made an Award on any other occasion.

11.5	The rights or opportunity granted to an Awardholder on the making of an Award shall not give the Awardholder any rights or additional rights to compensation or damages in consequence of either:

11.5.1	the Awardholder giving or receiving notice of termination of his office, employment or service; or

11.5.2	the loss or termination of his office, employment or service with the Company or any present or past Subsidiary for any reason whatsoever whether or not the termination (and/or giving of notice) is ultimately held to be wrongful or unfair.

11.6	An Awardholder shall not be entitled to any compensation or damages for any loss or potential loss which he may suffer by reason of being unable to acquire or retain Shares, or any interest in Shares, or to receive any cash amount pursuant to an Award in consequence of:

11.6.1	the Awardholder giving or receiving notice of termination of his office, employment or service (whether or not the termination (and/or giving of notice) is ultimately held to be wrongful or unfair);

11.6.2	the loss or termination of his office, employment or service with the Company or any present or past Subsidiary for any reason whatsoever (whether or not the termination is ultimately held to be wrongful or unfair);

11.6.3	the exercise by the Committee of, or any failure by the Committee to exercise, any discretion in accordance with any Rule of this Plan,

or for any other reason.

12.	Non-Transferability of Awards

12.1	An Award is personal to an Awardholder and may not be transferred during his lifetime.

12.2	If an Awardholder:

12.2.1	transfers, assigns, mortgages, charges or otherwise disposes of an Award or of any interest in or right to acquire any Shares or to receive any cash amount (other than to his Personal Representatives);

12.2.2	is adjudged bankrupt or an interim order is made because he intends to propose a voluntary arrangement to his creditors under the Insolvency Act 1986 (or equivalent provisions of any overseas jurisdiction);

12.2.3	makes or proposes a voluntary arrangement under the Insolvency Act 1986 (or equivalent provisions of any overseas jurisdiction), or any other scheme or arrangement, in relation to his debts, with his creditors or any section of them; or

12.2.4	is not, or ceases for any other reason (except on death) to be, the legal or beneficial owner of an Award or of any interest in or right to acquire any Shares or to receive any cash amount the Award shall lapse and the Awardholder shall not have any right or entitlement to any Shares or any cash amount.

13.	Jurisdiction

13.1	This Plan and any Award shall be governed by and construed in all respects in accordance with the laws of England and Wales.

13.2	The courts of England shall have exclusive jurisdiction in relation to any claim, dispute or difference concerning an Award and any matter arising from or in relation to this Plan.

THE ANGHAMI INC. LONG-TERM INCENTIVE PLAN

PART D: ADDITIONAL PROVISIONS FOR US PARTICIPANTS

1.	APPLICATION TO US PARTICIPANTS

1.1	This Part D supplements, and shall be read in conjunction with, the other Parts of this Plan, provided that, to the extent that the terms and conditions of the other Parts of this Plan differ from or conflict with the terms or conditions of this Part D (as determined by the Committee), the terms and conditions of this Part D shall prevail with respect to any Award granted to a US Participant.

2.	FORM OF AWARDS

2.1	The Committee may grant Contingent Share Awards and Market Value Stock Options to Participants that it knows to be US Participants. However, the Committee shall not grant a Nil-Cost Option Award to a Participant that it knows to be a US Participant unless such Award is structured to be exempt from or to comply with the requirements of Section 409A.

3.	RESTRICTED STOCK AWARDS

3.1	If a US Awardholder Leaves by reason of any of the circumstances set out in Rules 1.2.1, 1.2.2, 1.2.3, 1.2.4, or 1.2.6 of Part B, then the US Awardholder’s Restricted Stock Award shall Vest when he Leaves, subject to, unless the Committee determines otherwise, a Time Pro-Rata Reduction, provided that none of the circumstances set out in Rules 1.2.1, 1.2.2, 1.2.3, 1.2.4, and 1.2.6 of Part B will result in the US Awardholder Vesting in his Restricted Stock Award if such circumstance does not constitute a “substantial risk of forfeiture” for purposes of Section 409A and Section 457A. A US Awardholder who Leaves by reason of the circumstances set out in Rule 1.2.5 of Part B shall not Vest in his Restricted Stock Award as a result of such Leaving.

3.2	Settlement of Restricted Stock Awards granted to a US Participant that Vest will be made within 30 days following the date of Vesting.

3.3	Rule 3.5 of Part C will not be applied to prevent the Vesting of a US Awardholder’s Restricted Stock Award to the extent applying such Rule would result in a violation of the requirements of Section 409A.

4.	MARKET VALUE STOCK OPTIONS

4.1	Market Value Stock Options granted to a US Participant shall specify whether such Market Value Stock Option is an Incentive Stock Option or a Nonqualified Stock Option. If no such specification is made, then the Market Value Stock Option will be (i) an Incentive Stock Option if all of the requirements under the Code are satisfied with respect to such grant, or (ii) in all other cases, a Nonqualified Stock Option.

4.2	The Option Price for Market Value Stock Options granted to a US Participant will not be less than 100% of the Market Value of a Share on the Grant Date of the applicable option. If the Shares are not readily tradeable on an established securities market on the Grant Date, then the Market Value will be determined by the Committee by the reasonable application of a reasonable valuation method, as contemplated under Section 409A, taking into consideration factors relevant to such valuation in accordance with Section 409A. Notwithstanding the foregoing, Market Value Stock Options may be granted to US Participants with an Option Price of less than 100% of the Market Value of a Share on the Grant Date pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

4.3	Market Value Stock Options granted to a US Participant will terminate and no longer be exercisable no later than ten years after the Grant Date of such option, subject to such option lapsing earlier under any other Rule of this Plan (including, without limitation, Rule 1 of Part B and Rule 3 of Part C).

4.4	Market Value Stock Options granted to a US Participant may not, upon exercise, be settled in cash.

4.5	Dividend Equivalents shall not apply to Market Value Stock Options granted to a US Participant.

4.6	A US Participant may only be granted a Market Value Stock Option to the extent that the Shares underlying the option qualify as “service recipient stock” (as defined under Section 409A) with respect to such US Participant.

5.	INCENTIVE STOCK OPTIONS

5.1	In addition to the other Rules of this Part D (and notwithstanding any other provision of this Part D to the contrary), the limitations and requirements of this Rule 5 of Part D will apply to an Incentive Stock Option. This Rule 5 of Part D shall be effective upon the approval of the stockholders of the Company, which approval must be obtained within twelve months before or after this Plan is approved and adopted by the board of directors of the Company. If a Market Value Stock Option that is intended to be an Incentive Stock Option is issued hereunder and stockholder approval is not obtained as set forth in this Rule 5.1 of Part D, then the Market Value Stock Option shall not be treated as an Incentive Stock Option and shall instead be treated as a Nonqualified Stock Option.

5.2	The maximum number of Shares reserved for issuance upon the exercise of Incentive Stock Options awarded under this Part D is 1,288,000 Shares.

5.3	An Incentive Stock Option may be granted only to a US Participant who is an employee (including a director or officer who is also an employee) of the Company or any Subsidiary. For this purpose, the term “employee” shall mean a person who is an employee for purposes of Section 422 of the Code.

5.4	To the extent that the aggregate fair market value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any US Participant during any calendar year (under this Plan and all other plans of the Company and of any Parent Company or Subsidiary Company) exceeds US$100,000 or any limitation subsequently set forth in Section 422(d) of the Code, such excess shall be considered to be Nonqualified Stock Options. For this purpose, the “fair market value” of the Shares subject to options shall be determined as of the Grant Date of the options. In reducing the number of options treated as Incentive Stock Options to meet the US$100,000 limit, the most recently granted options shall be reduced first. To the extent that a reduction of simultaneously granted options is necessary to meet the US$100,000 limit, the Committee may, in the manner and to the extent permitted by law, designate which Shares are to be treated as shares acquired pursuant to the exercise of an Incentive Stock Option.

5.5	The Option Price of an Incentive Stock Option will not be less than 100% of the fair market value of a Share on the Grant Date of such Incentive Stock Option, provided that, in the case of the grant of an Incentive Stock Option to a US Participant who, at the time such Incentive Stock Option is granted, is a 10% Shareholder, such Option Price will not be less than 110% of the fair market value of a Share on the Grant Date of such Incentive Stock Option.

5.6	Notwithstanding Rule 4.3 of this Part D, in the case of an Incentive Stock Option granted to a US Participant who, at the time such Incentive Stock Option is granted, is a 10% Shareholder, such Incentive Stock Option will terminate and no longer be exercisable no later than five years after the Grant Date of such Incentive Stock Option, subject to such option lapsing earlier under any other Rule of this Plan.

5.7	The following Rules apply to the exercise of Incentive Stock Options, in addition to any other Rules of this Plan that apply with respect to the exercise of Market Value Stock Options:

5.7.1	Without in any way limiting the Rules of this Plan or any specific provision of any related Award documentation that would require exercise of a Market Value Stock Option by an earlier date, (i) in the event that the holder of an Incentive Stock Option has a termination of employment for any reason other than due to death or permanent and total disability (within the meaning of Section 22(e)(3) of the Code), the Market Value Stock Option shall not be treated as an Incentive Stock Option if it is exercised following the period ending on the day that is three months after such termination of employment, and (ii) in the event that the holder of an Incentive Stock Option has a termination of employment due to permanent and total disability (as defined above), the Market Value Stock Option shall not be treated as an Incentive Stock Option if it is exercised following the period ending on the day that is one year after such termination of employment; and

5.7.2	In the case of a US Awardholder’s death, the Market Value Stock Option may be exercised by the US Awardholder’s estate or by a person who acquires the right to exercise the option by bequest or inheritance.

5.8	An Incentive Stock Option granted to a US Participant may be exercised during such US Participant’s lifetime only by such US Participant.

5.9	An Incentive Stock Option granted to a US Participant may not be transferred, assigned, or pledged by such US Participant, except by will or by the laws of descent and distribution.

5.10	No Incentive Stock Option may be granted under this Plan on or after the date that is ten years after the earlier of the date that this Plan is adopted by the board of directors of the Company or the date that this Plan is approved by the shareholders of the Company.

5.11	If any US Participant shall make any disposition of Shares issued to such US Participant pursuant to the exercise of an Incentive Stock Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions), then such US Participant shall notify the Company of such disposition within ten days thereof.

5.12	No member of the Group shall have any liability to a US Participant or to any other person if a Market Value Stock Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option, or for any action taken by the Company (or its authorized designee or representative) to amend, modify, or terminate this Plan or any Market Value Stock Option, including, without limitation, the conversion of an Incentive Stock Option to a Nonqualified Stock Option.

6.	OTHER PROVISIONS

6.1	Any adjustment to an outstanding Award granted to a US Participant (including, but not limited to, an Exchange of Awards or any adjustment contemplated under Rule 7.3 of Part A or Rule 6 of Part C) will be made so as to not create any adverse tax consequences under Section 409A or Section 457A, and any such adjustment to a Market Value Stock Option shall be effected so as to comply with Section 424(a) of the Code and to not constitute a modification within the meaning of Section 424(h) of the Code or Section 409A, as applicable.

6.2	Any Post-Vesting Holding Period in respect of an Award to a US Participant will be limited to clause (a) of the definition of “Post-Vesting Holding Period” set forth in Part E. For the avoidance of doubt, clauses (b) and (c) of such definition will not be applicable to Awards granted to US Participants.

6.3	If a Performance Share Award is granted to a US Participant, such Performance Share Award shall be settled in accordance with the timing set forth in Rule 3.2 of this Part D or as soon as practicable thereafter once the Committee has determined whether or not the Performance Target (s) has been satisfied, but in no event later than the latest date on which settlement of such Performance Share Award may be made without violating the requirements of Section 409A.

6.4	Any member of the Group will have the power and the right to deduct or withhold, or to require a US Participant to remit to the member of the Group, an amount sufficient to satisfy federal, state, local, foreign, or other taxes (including any United States FICA obligations under the Code) required to be withheld with respect to an Award (whether such liability arises upon the grant, vesting, or exercise of the Award or upon the sale or transfer of the Shares underlying the Award). Regardless of any action taken by any member of the Group, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, or other tax-related items related to the US Participant’s participation in this Plan is and remains the US Participant’s responsibility and may exceed the amount actually withheld.

7.	SECTION 409A

7.1	Awards granted to US Participants are intended to be exempt from or compliant with the requirements of Section 409A. To the extent that any Award is subject to the requirements of Section 409A, then, with respect to such Award, (i) this Plan and any related Award documentation will be interpreted to the maximum extent possible in a manner to comply with the requirements of Section 409A, and (ii) the settlement of such Award may only be made upon an event and in a manner that complies with Section 409A. If an Award to a US Participant is subject to, and not exempt from, the requirements of Section 409A, then:

7.1.1	The Committee will not have the discretion to accelerate the settlement of such Award under any Rule of this Plan (including accelerating the Vesting of such Award that also has the effect of accelerating the settlement of such Award) unless such acceleration would not be in violation of Section 409A;

7.1.2	If the occurrence of a Takeover is a settlement event for such Award, then such Takeover shall not be a “Takeover” for purposes of such Award unless such Takeover also constitutes a “change in control event” as defined in United States Treasury Regulation Section 1.409A-3(i)(5)(i);

7.1.3	If the US Participant’s incurrence of a disability is a settlement event for such Award, then such disability shall not be a settlement event for purposes of such Award unless such disability also constitutes a “disability” as defined in United States Treasury Regulation Section 1.409A-3(i)(4); and

7.1.4	If the US Participant’s Leaving is a settlement event for such Award, then such Leaving shall not be a “Leaving” for purposes of such Award unless such Leaving also constitutes a “separation from service” as defined in United States Treasury Regulation Section 1.409A-1(h).

7.2	The settlement of any Award granted to a US Participant that is subject to the requirements of Section 409A and which settlement is as a result of a “separation from service” (as defined under Section 409A) during the six-month period immediately following a US Participant’s separation from service will not be made during that six-month period immediately following such separation from service if the US Participant is then deemed to be a “specified employee” (as defined under and determined in accordance with Section 409A) of a service provider whose stock is publicly traded on an established securities market or otherwise. Such settlement will instead be made on the first day of the seventh month immediately following such separation from service. This Rule 7.2 of Part D and the six-month delay contained herein will cease to be applicable in the event of and following the US Participant’s death.

7.3	Each payment made under an Award to a US Participant will be designated as a “separate payment” within the meaning of and for purposes of Section 409A.

7.4	Notwithstanding anything in this Plan or any related Award documentation to the contrary, no member of the Group makes any representation to any Participant or any other person about the effect of Section 409A on the provisions of this Plan or any Award, and no member of the Group will have any liability to any Participant or any other person in the event that such Participant or person becomes subject to taxation (including taxes, penalties, and interest) under Section 409A (other than any reporting and/or withholding obligations that the member of the Group may have under applicable tax law) or in the event that any Participant or other person incurs other expenses on account of non-compliance or alleged non-compliance with Section 409A.

8.	SECTION 457A

8.1	To the maximum extent permitted under applicable law, Awards granted to US Participants will be interpreted to be exempt from the rules of Section 457A (whether because the relevant member of the Group is not a “nonqualified entity” under Section 457A, the Award is a “short-term deferral” under Section 457A, or otherwise).

8.2	Notwithstanding anything in this Plan or any related Award documentation to the contrary, no member of the Group makes any representation to any Participant or any other person about the effect of Section 457A on the provisions of this Plan or any Award, and no member of the Group will have any liability to any Participant or any other person in the event that such Participant or person becomes subject to taxation (including taxes, penalties, and interest) under Section 457A (other than any reporting and/or withholding obligations that the member of the Group may have under applicable tax law) or in the event that any Participant or other person incurs other expenses on account of the applicability or alleged applicability of Section 457A.

THE ANGHAMI INC. LONG-TERM INCENTIVE PLAN

PART E: DEFINITIONS, INTERPRETATION AND ADMINISTRATION

1.	Definitions

In this Plan:

“10% Shareholder”

means a US Participant who, at the time the Market Value Stock Option is granted, owns, taking into account the constructive ownership rules set forth in Section 424(d) of the Code, more than 10% of the total combined voting power of all classes of stock of the Company (or any Parent Company or Subsidiary Company)

“Acquiring Company”	means a company which has acquired Control of the Company

“Award”	means: (a) a Performance Share Award; (b) a Restricted Stock Award; and/or (c) a Market Value Stock Option (as the context requires)
“Award Date”	means the date on which an Award is made, is to be made or was made (as the context requires)

“Awardholder”	means a person to whom an Award has been or was made (as the context requires) or, if that person has died, his Personal Representatives

“Awardholder’s Employer”	means such member of the Group as is an Awardholder’s employer or, if he has ceased to be employed within the Group, was his employer or (where relevant) such other member of the Group, or other person, as may be obliged under any statutory or regulatory enactment to account for any Award Tax Liability

“Award Shares”	means the Shares over which an Award subsists

“Award Tax Liability”

means any amount of, or representing, income tax or employee social security contributions or any equivalent charge in the nature of tax or social security or similar contributions (whether in the US, United Kingdom or otherwise) which may arise on or in connection with:

(a) the grant, Vesting, exercise, deemed exercise or release of, or the acquisition of Shares or of any interest in Shares pursuant to, an Award or any cash payment made under this Plan; or

(b) the expiry of any statutory time period in relation to an Award

“Code”	means the United States Internal Revenue Code, as amended from time to time

“Committee”	means the remuneration committee of the Directors or, following a change of Control of the Company, those persons who comprised the remuneration committee of the Directors immediately before such change of Control (or in either case any duly authorised person(s))

“Company”	means Anghami Inc., an exempted company registered in the Cayman Islands with registration number 372207, whose registered office is at PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands

“Contingent Share Award”	means a contingent right to acquire Shares granted under this Plan

“Control”	has the meaning given in section 995 of the Income Tax Act 2007

“Dealing Day”	means a day on which Nasdaq is open for business

“Dealing Restriction”	means a restriction imposed by any law, order, regulation or directive, the Share Dealing Code, the rules applying to any listing of the Company and/or any other code adopted by the Company regulating dealings in Shares

“Directors”	means the board of directors of the Company or a duly authorised committee of the board of directors of the Company

“Dividend Equivalent”	means a right to a cash payment or a number of Shares calculated in accordance with Rule 6 of Part A

“Exchange Company”

means a company which is or has Control of:

(a) an Acquiring Company;

(b) a member of a consortium owning an Acquiring Company; or

(c) a member of a consortium owning a company which has Control of an Acquiring Company

“Exchange of Awards”	means the grant to the Awardholder, in consideration of the release of an Award, of rights to acquire shares in an Exchange Company, being rights which are, in the opinion of the Committee, substantially equivalent in value to the value of the Award so released and otherwise on terms approved by the Committee

“Financial Year”	means a financial year (within the meaning of section 390 of the Companies Act 2006) of the Company

“Grant Date”	means, with respect to Nonqualified Stock Options, the date specified in United States Treasury Regulation Section 1.409A-1(b)(5)(vi)(B), and, with respect to Incentive Stock Options, the date specified in United States Treasury Regulation Section 1.421-1(c)

“Group”	means the Company and any company which is for the time being a Subsidiary and “member of the Group” shall be construed accordingly

“Incentive Stock Option”	means an incentive stock option as defined in Section 422 of the Code

“Internal Reorganisation”	means any transaction(s) which result in a change of Control of the Company but where immediately after such change of Control all or substantially all of the shares in the Acquiring Company are held by persons who were shareholders in the Company immediately prior to the change of Control of the Company

“Leaves”	means ceases to hold any office, employment or service with any member of the Group and “Leaving” shall be construed accordingly

“Market Value”	means as of any given date, the closing sales price for a Share as quoted on Nasdaq for such date or, if there is no closing sales price for a Share on the date in question, the closing sales price for a Share on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Committee deems reliable or, if the Committee determines it appropriate in any case, and, with respect to a US Participant, to the extent that it would not cause a violation of Section 409A, the average of the closing sales price over a period of up to 30 days before or after any such given date

“Market Value Stock Option”	means an option to acquire Shares at Market Value

“Misconduct”

means any of:

(a) material misconduct in the course of an Awardholder’s employment, service, appointment or engagement;

(b) conduct in which the Awardholder has participated or was responsible for which has resulted or could result in material financial loss or reputational harm to any member of the Group; and

(c) any other misconduct as determined by the Committee in its discretion

“Nasdaq”	means the Nasdaq Stock Market or any successor body thereto

“Nil-Cost Option Award”	means a right to acquire Shares granted under this Plan in the form of an option

“Nonqualified Stock Option”	means an option granted to a US Participant that is not an Incentive Stock Option

“Normal Vesting Date”

means:

(a) in respect of any Performance Share Award, the third anniversary of the Award Date or, if later, and other than with respect to a Performance Share Award to a US Participant, the date on which the Committee determines whether or not the Performance Target(s) has been satisfied; and

(b) in respect of any Restricted Stock Award or Market Value Stock Option, such date(s) as the Committee may determine on or before the Award Date and specify in the relevant deed of grant subject to the operation of any Post-Vesting Holding Period

“Option Price”

means the amount, if any, payable per Share on the exercise of

(a) a Nil-Cost Option Award which shall not exceed the par value of a Share; and

(b) a Market Value Stock Option which shall be at Market Value

“Parent Company”	means any parent, as defined in Section 424(e) of the Code, of the Company

“Participant”	means a person who is an employee (including an executive director), non-executive director or consultant of any member of the Group

“Performance Period”	means the period determined by the Committee over which a Performance Target is to be measured

“Performance Share Award”	means a Contingent Share Award or a Nil-Cost Option Award designated by the Committee under Rule 3.1 of Part A to be a Performance Share Award

“Performance Target”	means any performance-related condition(s) relating to the performance of any one or more of the Company, a Subsidiary, a division and/or the Awardholder measured over the Performance Period specified for the relevant Award

“Personal Representatives”

means the personal representatives of an Awardholder being either:

(a) the executors of his will; or

(b) if he dies intestate, the duly appointed administrator(s) of his estate; or

(c) the relevant overseas equivalents

who, in each case, have produced to the Company evidence of their appointment as such

“Plan”	means the Anghami Inc. Long-Term Incentive Plan as set out in these Rules and amended from time to time

“Post-Vesting Holding Period”

means either:

(a) a requirement imposed on the Awardholder to retain some or all (as determined by the Committee) of the net (i.e. after tax) number of Shares received on the Vesting of a Contingent Share Award or the exercise of a Nil-Cost Option Award or Market Value Stock Option;

(b) the deferral of the Normal Vesting Date; or

(c) the deferral of the issue or transfer of Shares following the Vesting of a Contingent Share Award in any case to a date which is no later than the fifth anniversary of the Award Date

“Restricted Stock Award”	means a Contingent Share Award or Nil-Cost Option Award designated by the Committee under Rule 3.1 of Part A to be a Restricted Stock Award

“SEC”	means the Securities and Exchange Commission of the United States or any successor to that body

“Section 409A”	means Section 409A of the Code

“Section 457A”	means Section 457A of the Code

“Shares”	means ordinary shares in the capital of the Company

“Subsidiary”	means any company which is for the time being a subsidiary (as defined in section 1159 of the Companies Act 2006) of the Company

“Subsidiary Company”	means any subsidiary, as defined in Section 424(f) of the Code, of the Company

“Takeover”

means:

(a) any person obtaining Control of the Company as a result of making a general offer to acquire Shares;

(b) any person who has obtained Control of the Company making a general offer to acquire Shares;

(c) any person obtaining Control of the Company in pursuance of a compromise or arrangement sanctioned by a court under applicable law;

(d) the Company passing a resolution for its voluntary winding up; or

(e) an order being made for the compulsory winding up of the Company

“Time Pro-Rata Reduction”	means a reduction in the number of Shares which would otherwise be Vested Award Shares determined based on the period between the Award Date and the date of Leaving, the date of the Takeover or the date of Vesting under Rule 3.2 of Part C (as applicable) relative to the length of the period commencing on the Award Date and ending with the Normal Vesting Date (except that, for these purposes, the Normal Vesting Date of a Performance Share Award shall always be the third anniversary of the Award Date)

“US Awardholder”	means an Awardholder who is a US Participant

“US Participant”	means a Participant who is or becomes a United States citizen or tax resident or subject to the income tax provisions of the Code

“Vest”

means:

(a) in the case of a Nil-Cost Option Award, or Market Value Stock Option, it becoming exercisable; or

(b) in the case of a Contingent Share Award, the Awardholder becoming entitled to have Shares transferred to him subject (if applicable) to the operation of the Post-Vesting Holding Period in each case subject to the Rules and any Performance Target and “Vested” and “Vesting” shall be construed accordingly

“Vested Award Shares”	means the number of Shares in respect of which an Award Vests

2.	Interpretation

2.1	Any reference to any enactment includes a reference to that enactment as from time to time modified, extended or re-enacted.

2.2	Words denoting the masculine gender shall include the feminine.

2.3	Words denoting the singular shall include the plural and vice versa.

2.4	References to “Rules” are to the rules of this Plan and no account should be taken of the Rule headings, which have been inserted for ease of reference only.

2.5	References to Shares in respect of which an Award subsists at any time are to be read and construed as references to the Shares over which the Award is then held (and in respect of which it has not then lapsed).

2.6	No Award shall confer any beneficial interest in any Vested Award Shares prior to the Awardholder (or his Personal Representatives) or his (or their) nominee being registered as the holder of such Vested Award Shares and, for the avoidance of doubt, no Awardholder (nor his Personal Representatives) shall be entitled to any dividends paid or any other distribution made, or to exercise or direct the exercise of any votes or any other rights, in respect of any such Vested Award Shares by reference to a record date before he (or they) or his (or their) nominee is registered as the holder of the Shares.

3.	Administration

3.1	The Plan shall be administered by the Committee. The Committee shall have full authority, consistent with the Rules of this Plan, to administer the Plan, including authority to interpret and construe any provision of the Plan. The Committee may also make and vary such rules and regulations not inconsistent with the Rules of this Plan and establish such procedures for its administration and implementation as it thinks fit. Decisions of the Committee shall be final and binding on all parties.

3.2	If any question, dispute or disagreement arises as to the interpretation of this Plan or of any rules, regulations or procedures relating to it or as to any question or right arising from or related to this Plan, the decision of the Committee shall be final and binding upon all persons.

3.3	The exercise of, or failure to exercise, any discretion by the Committee shall not be open to question by any person and an Awardholder or former Awardholder shall have no rights in relation to such exercise or omission to exercise any such discretion.